UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2007

Commission File Number: 1-11008

CATALINA MARKETING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0499007
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

200 Carillon Parkway, St. Petersburg, Florida	33716-2325
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (727) 579-5000

N/A

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Approval of Long-term Incentive Awards

On February 28, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Catalina Marketing Corporation (the “Company”) approved long-term incentive awards for the Company’s executive officers and other eligible employees. The awards include performance-based restricted stock, service-based restricted stock and stock appreciation rights.

The performance-based restricted stock vests if the Company meets certain thresholds for a specified cumulative performance metric for the period from January 1, 2007 through December 31, 2009. Provided that a minimum level of the performance is achieved by the Company, qualifying employees can earn 50% to 100% of the number of restricted shares granted to them based on the threshold met by the Company at the end of the required employee service period. In addition, the Company will issue additional shares to the employee recipients in an amount of up to 100% of the shares originally issued at the end of the required employee service period upon the achievement of performance by the Company in excess of targets specified in the cumulative performance metric. The service-based restricted stock vests upon completion of four years of service from the date of grant. The stock appreciation rights vest 25% per year over a four year period and are payable in stock and have a base price of $31.30, which was the closing price of the Company’s common stock on the date of grant.

The awards for certain executives including “Named Executive Officers” of the Company are presented in the following table:

Approval of Salary Increase

In addition, on February 28, 2007, the Compensation Committee approved a base salary increase for Rick Frier, the Company's Chief Financial Officer.  Mr. Frier’s base salary will be $400,000 per annum effective February 28, 2007.

Adoption of Annual Incentive Plan

On December 14, 2006, the Compensation Committee approved the adoption of the Calendar Year 2007 Annual Incentive Plan (the “2007 Plan”) for Dick Buell, the Company’s chief executive officer, and certain other members of its executive management group. The 2007 Plan provides for an incentive cash bonus target, and a maximum cash bonus amount, equal to stated percentages of the base salaries of each participating member in the 2007 Plan, as described below. The bonus of each participant under the 2007 Plan is based upon the Company and/or its operating segments attaining specified financial performance levels as well as participating executives achieving individual performance goals. With the exception of Mr. Buell, the Company and/or segment performance accounts for 90% of each participant’s bonus, while the remaining 10% is based on individual performance goals. The Company’s performance accounts for 100% of Mr. Buell’s bonus. Financial performance measures for participants in the 2007 Plan are structured based on the participants’ operating duties and include earnings per share and revenue as well as operating income and other measures at the business segment level. The portion of each executive’s bonus allocated to the executive’s individual performance may be earned whether or not the Company and/or the operating segment achieve the minimum targeted performance measures.

The target incentive percentage rate and maximum percentage rate of cash incentive compensation for certain executives including “Named Executive Officers” of the Company participating in the 2007 Plan are presented in the following table:

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly authorized and caused the undersigned to sign this report on the registrant's behalf.

March 6, 2007		CATALINA MARKETING CORPORATION
(Registrant)

/s/ Rick P. Frier
	Name:	Rick P. Frier
	Title:	Executive Vice President and Chief Financial Officer
(Authorized officer of Registrant and principal financial and accounting officer)